Exhibit A

Funds

Series	Effective Date
First Trust North American Energy Infrastructure Fund (EMLP)	06/15/2012
First Trust Tactical High Yield ETF (HYLS)	02/20/2013
First Trust Senior Loan Fund (FTSL)	04/01/2013
First Trust High Income Strategic Focus ETF (HISF)	07/25/2014
First Trust Enhanced Short Maturity ETF (FTSM)	08/06/2014
First Trust Low Duration Opportunities ETF (LMBS)	10/10/2014
First Trust SSI Strategic Convertible Securities ETF (FCVT)	11/02/2015
First Trust Long Duration Opportunities ETF (LGOV)	12/31/2018
First Trust EIP Power Solutions ETF (FPWR) (fka First Trust EIP Carbon Impact ETF - ECLN) effective 09/05/2025	08/13/2019
FT Vest S&P 500 Dividend Aristocrats Target Income ETF (KNG)	02/24/2021
First Trust Limited Duration Investment Grade Corporate ETF (FSIG)	11/12/2021
FT Vest Rising Dividend Achievers Target Income ETF (RDVI)	10/18/2022
FT Energy Income Partners Strategy ETF (EIPX)	10/28/2022
FT Vest DJIA® Dogs 10 Target Income ETF (DOGG)	04/24/2023
First Trust Intermediate Government Opportunities ETF (MGOV)	07/26/2023
First Trust Intermediate Duration Investment Grade Corporate ETF (FIIG)	07/28/2023
FT Vest SMID Rising Dividend Achievers Target Income ETF (SDVD)	08/03/2023
FT Vest Technology Dividend Target Income ETF (TDVI)	08/03/2023
First Trust Core Investment Grade ETF (FTCB)	11/01/2023
First Trust AAA CMBS ETF (CAAA) (fka First Trust Commercial Mortgage Opportunities ETF) eff. 08/21/2025)	02/21/2024
First Trust Structured Credit Income Opportunities ETF (SCIO)	02/22/2024
FT Vest Dow Jones Internet & Target Income ETF (FDND)	03/14/2024
FT Vest 20+ Year Treasury & Target Income ETF (LTTI)	02/04/2025
FT Vest High Yield & Target Income ETF (HYTI)	02/04/2025
FT Vest Investment Grade & Target Income ETF (LQTI)	02/04/2025
FT Vest Growth Strength & Target Income ETF (FGSI)	06/11/2025
FT Vest NVDA & Target Income ETF (XVNV)	08/12/2026
FT Vest AAPL & Target Income ETF (XVAP)	08/12/2026
FT Vest TSLA & Target Income ETF (XVTS)	08/12/2026
FT Vest SPCX & Target Income ETF (XVSP)	08/24/2026